Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Third Quarter 2014 Results
St. Louis, Missouri, October 30, 2014. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $6.0 million for the three months ended September 30, 2014, as compared to $5.2 million for the three months ended June 30, 2014 and $5.9 million for the three months ended September 30, 2013. The Company's earnings are reflective of a provision for income taxes of $3.2 million and $2.9 million for the three months ended September 30, 2014 and June 30, 2014, respectively, and a benefit for income taxes of $65,000 for the three months ended September 30, 2013.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, "During the third quarter of 2014, we increased our loan portfolio by $27.5 million through new loan growth despite the payoff of an aggregate of $54.1 million of construction loans in our largest potential problem loan credit relationship. Partially due to the payoff received on this loan relationship, we recorded a negative provision for loan losses of $5.0 million which contributed to our quarterly earnings. Growing our loan portfolio and increasing the yield on our interest-earning assets, while also controlling expenses, remain primary strategic focus points for future quarters."
Net Interest Income:
Net interest income was $36.8 million for the third quarter of 2014, in comparison to $37.5 million for the second quarter of 2014 and $36.7 million for the third quarter of 2013.
Our net interest margin was 2.74% for the third quarter of 2014, in comparison to 2.85% for the second quarter of 2014 and 2.50% for the third quarter of 2013. The decline in our net interest margin, as compared to the second quarter of 2014, primarily reflects a decline in the average yield on our loan and investment securities portfolios. The improvement in net interest margin, as compared to the third quarter of 2013, reflects a change in the mix of our interest-earning assets, marking growth in our loan portfolio year-over-year and lower levels of average low-yielding cash and cash equivalents resulting from the sale of our Association Bank Services line of business in the fourth quarter of 2013, in addition to an increase in the average yield on our investment securities portfolio. Our average interest-earning assets for the third quarter of 2014 were $5.34 billion, in comparison to $5.29 billion and $5.82 billion for the second quarter of 2014 and the third quarter of 2013, respectively, and the yield earned on our interest-earning assets was 3.12% for the third quarter of 2014, compared to 3.23% and 2.91% for the second quarter of 2014 and the third quarter of 2013, respectively.

Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Average yield on loans	3.99%	4.13%	4.10%
Average yield on investment securities	2.23	2.27	2.11
Average yield on interest-earning assets	3.12	3.23	2.91
Average cost of interest-bearing deposits	0.23	0.23	0.22
Average cost of interest-bearing liabilities	0.51	0.52	0.54
Provision for Loan Losses:
We recorded a negative provision for loan losses of $5.0 million for the third quarter of 2014 primarily as a result of the payoff of a $54.1 million potential problem credit relationship, in addition to net recoveries of $1.7 million for the third quarter of 2014. The provision for loan losses was zero for the second quarter of 2014 and the third quarter of 2013. Net loan charge-offs were $1.8 million for the second quarter of 2014 and $1.4 million for the third quarter of 2013. Nonaccrual loans were $47.9 million at September 30, 2014, compared to $48.0 million at June 30, 2014 and $71.1 million at September 30, 2013, representing a 32.7% decrease in nonaccrual loans year-over-year.
Noninterest Income:
Noninterest income was $14.1 million for the third quarter of 2014, in comparison to $14.2 million for the second quarter of 2014 and $15.6 million for the third quarter of 2013.
Gains on sales of residential mortgage loans were $1.4 million, $1.6 million and $1.3 million for the third quarter of 2014, the second quarter of 2014 and the third quarter of 2013, respectively. New interest rate lock commitments were $73.3 million for the third quarter of 2014, compared to $83.9 million for the second quarter of 2014 and $67.7 million for the third quarter of 2013.
Net (losses) gains associated with changes in the fair value of mortgage and SBA servicing rights were $(501,000), $(901,000) and $283,000 for the third quarter of 2014, the second quarter of 2014 and the third quarter of 2013, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods, as well as changes in cash flow assumptions underlying SBA loans serviced for others.
Noninterest Expense:
Noninterest expense was $46.7 million for the third quarter of 2014, in comparison to $43.6 million for the second quarter of 2014 and $46.5 million for the third quarter of 2013.
Write-downs and expenses on other real estate properties were $2.1 million, $639,000 and $2.0 million for the third quarter of 2014, the second quarter of 2014 and the third quarter of 2013, respectively, primarily reflecting write-downs related to the revaluation of certain other real estate properties of $1.6 million, $100,000 and $1.4 million for the third quarter of 2014, the second quarter of 2014 and the third quarter of 2013, respectively. We continue to experience a reduction in the overall number and balance of other real estate properties.
Provision for Income Taxes:
The Company recorded a provision for income taxes of $3.2 million and $2.9 million for the third and second quarters of 2014, respectively, compared to a benefit for income taxes of $65,000 for the third quarter of 2013. During the fourth quarter of 2013, the Company reversed substantially all of its valuation allowance against its net deferred tax assets, previously established in 2008.
Investment Securities:
Investment securities were $2.13 billion at September 30, 2014, compared to $2.12 billion at June 30, 2014 and $2.37 billion at September 30, 2013. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.

Loans:
Loans, net of deferred loan fees, were $2.98 billion at September 30, 2014, compared to $2.95 billion at June 30, 2014 and $2.81 billion at September 30, 2013. The increase in the loan portfolio of $27.5 million during the third quarter of 2014 primarily reflects growth in our real estate mortgage portfolio as a result of increased loan production volumes and the purchase of $52.7 million of performing one-to-four-family residential real estate loans from another financial institution in August 2014, partially offset by a reduction in our real estate construction and development loan portfolio, including the payoff of an aggregate of $54.1 million of potential problem construction loans in the same credit relationship.
Deposits:
Deposits were $4.83 billion at September 30, 2014, in comparison to $4.81 billion at June 30, 2014 and $5.38 billion at September 30, 2013. The increase in deposits of $20.9 million during the third quarter of 2014 reflects growth in demand deposits and savings and money market deposits of $16.2 million and $39.6 million, respectively, partially offset by a reduction in time deposits of $34.9 million.
Asset Quality:
The Company reduced its overall level of nonperforming assets by $3.6 million, or 3.4%, during the third quarter of 2014, to $103.6 million at September 30, 2014, as compared to $107.2 million at June 30, 2014 and $146.0 million at September 30, 2013, representing a 29.0% decrease in nonperforming assets year-over-year. The Company's ratio of nonaccrual loans to total loans was 1.61% at September 30, 2014, as compared to 1.63% at June 30, 2014 and 2.53% at September 30, 2013. The allowance for loan losses as a percentage of nonaccrual loans was 156.06% at September 30, 2014, as compared to 162.61% at June 30, 2014 and 118.48% at September 30, 2013.
Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	September 30, 2014	June 30, 2014	September 30, 2013
	(dollars expressed in thousands)
(Benefit) provision for loan losses	$(5,000)	—	—
Nonaccrual loans	47,861	47,978	71,133
Performing troubled debt restructurings	107,669	106,884	110,232
Other real estate	55,709	59,235	74,831
Potential problem loans	26,649	104,950	109,622
Net loan (recoveries) charge-offs	(1,676)	1,813	1,356
Ratio of:
Nonaccrual loans to loans	1.61%	1.63%	2.53%
Nonperforming assets to total assets	1.76	1.82	2.34
Allowance for loan losses to loans	2.51	2.64	3.00
Allowance for loan losses to nonaccrual loans	156.06	162.61	118.48
Regulatory Capital:
First Bank is considered well capitalized under the prompt corrective action provisions of the regulatory capital standards and First Banks, Inc. is considered adequately capitalized under the regulatory capital standards established for bank holding companies.
Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	September 30, 2014	June 30, 2014	September 30, 2013
First Bank:
Total Capital Ratio	18.56%	18.59%	18.42%
Tier 1 Ratio	17.30	17.32	17.15
Leverage Ratio	11.37	11.49	10.09
First Banks, Inc.:
Total Capital Ratio	12.39	12.03	3.20
Tier 1 Ratio	7.42	7.18	1.60
Leverage Ratio	4.86	4.75	0.94

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income	$41,945	42,587	42,698	126,721	131,120
Interest expense	5,098	5,063	6,030	16,010	18,557
Net interest income	36,847	37,524	36,668	110,711	112,563
(Benefit) provision for loan losses	(5,000)	—	—	(5,000)	—
Net interest income after (benefit) provision for loan losses	41,847	37,524	36,668	115,711	112,563
Noninterest income	14,074	14,214	15,588	42,963	50,568
Noninterest expense	46,699	43,588	46,499	133,035	141,030
Income before (benefit) provision for income taxes	9,222	8,150	5,757	25,639	22,101
Provision (benefit) for income taxes	3,212	2,918	(65)	9,047	(45)
Net income	6,010	5,232	5,822	16,592	22,146
Less: net (loss) income attributable to noncontrolling interest in subsidiary	(32)	1	(38)	(86)	113
Net income attributable to First Banks, Inc.	$6,042	5,231	5,860	16,678	22,033
Preferred stock dividends declared	—	—	5,013	—	14,841
Accretion of discount on preferred stock	—	—	919	—	2,725
Net income (loss) available to common stockholders	$6,042	5,231	(72)	16,678	4,467

Basic earnings (loss) per common share	$255.34	221.11	(3.04)	704.88	188.80
Diluted earnings (loss) per common share	$222.43	189.80	(3.04)	604.22	188.80

SELECTED FINANCIAL DATA

	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Total assets	$5,886,815	5,882,354	5,918,983	6,237,328
Cash and cash equivalents	263,466	287,379	190,435	714,155
Investment securities	2,129,383	2,123,778	2,351,931	2,368,591
Loans, net of deferred loan fees	2,979,577	2,952,119	2,857,095	2,807,323
Allowance for loan losses	74,694	78,018	81,033	84,277
Deposits	4,826,930	4,806,034	4,813,895	5,384,521
Securities sold under agreements to repurchase	42,682	57,572	43,143	37,077
Subordinated debentures	354,267	354,248	354,210	354,191
Stockholders’ equity	508,693	506,228	488,256	269,098
Nonperforming assets	103,570	107,213	119,658	145,964

SELECTED FINANCIAL RATIOS

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net interest margin	2.74%	2.85%	2.50%	2.79%	2.57%
Yield on loans	3.99	4.13	4.10	4.07	4.24
Cost of interest-bearing deposits	0.23	0.23	0.22	0.23	0.24
Loan-to-deposit ratio	61.73	61.43	52.14	61.73	52.14

About First Banks, Inc.

The Company had assets of $5.89 billion at September 30, 2014 and currently operates 129 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures, as applicable, may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2014 upon filing with the SEC in November 2014.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.